Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2008 accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting (which expressed an unqualified opinion on the financial statements and schedules and an adverse opinion on the effectiveness of internal control over financial reporting) of The Princeton Review, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

New York, New York
March 27, 2008

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